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                             ARTICLES SUPPLEMENTARY

     CLASSIFYING 1,940 SHARES OF PREFERRED STOCK, $.01 PAR VALUE PER SHARE,

                      OF PHILIPS INTERNATIONAL REALTY CORP.

                                       AS

                            SERIES A PREFERRED STOCK


         Philips International Realty Corp., a Maryland corporation (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Articles of Amendment and Restatement of the Corporation filed with the Department on December 30, 1997 (the "Charter") and Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors has, by unanimous written consent in lieu of a meeting, adopted resolutions classifying up to 1,940 shares of authorized but unissued preferred stock of the Corporation, $0.01 par value per share ("Preferred Stock") as a separate series of Preferred Stock of the Corporation, providing for the issuance of a maximum of 1,940 shares of such series of Preferred Stock, and designating the aforesaid series of Preferred Stock as the "Series A Preferred Stock", and setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such Series A Preferred Stock.

         SECOND: The Series A Preferred Stock created by the resolutions duly adopted by the Board of Directors of the Corporation and referred to above shall have the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption, and other terms and conditions set forth in Annex A attached hereto and made a part hereof.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned Chairman of the Board and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, PHILIPS INTERNATIONAL REALTY CORP. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Chief Financial Officer and Assistant Secretary on this 30th day of December,

1997.

                                          PHILIPS INTERNATIONAL REALTY CORP.

                                          By: /s/ Philip Pilevsky
                                              Name:  Philip Pilevsky
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                                          Attest: /s/ Brian J. Gallagher
                                                  Name:  Brian J. Gallagher
                                                  Title: Chief Financial Officer
                                                         and Assistant Secretary

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                                     ANNEX A
                           TO AND COMPRISING A PART OF
                       ARTICLES SUPPLEMENTARY CLASSIFYING
                        1,940 SHARES OF PREFERRED STOCK,
                           $0.01 PAR VALUE PER SHARE,
                      OF PHILIPS INTERNATIONAL REALTY CORP.
                           AS SERIES A PREFERRED STOCK


         A series of one thousand nine hundred forty (1,940) shares of Preferred Stock, par value $0.01 per share, of Philips International Realty Corp. (the "Corporation) shall be created and be designated "Series A Preferred Stock" having the following rights and preferences:

         DESIGNATION OF SERIES A PREFERRED STOCK. The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to or imposed upon the Series A Preferred Stock (referred to hereinafter sometimes as the "Designations") shall be as set forth below. The Corporation may issue additional series of Preferred Stock whose rights, preferences, powers, privileges and restrictions, qualifications and limitations are either subordinate to or pari passu with, but not senior to, the Designations of the Series A Preferred Stock. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Articles of Amendment and Restatement of the Corporation. The Articles of Amendment and Restatement is on file at the principal place of business of the Corporation and copies will be made available on request and without cost to any stockholder of the Corporation so requesting.

         1. Stated Value. The stated value of the Series A Preferred Stock shall be one thousand dollars ($1,000.00) per share (the "Stated Value").

         2.   Dividends.

         (a) Subject to Section 2(b) below, commencing from the date of initial issuance of shares of Series A Preferred Stock (the "Date of Issuance"), dividends on Series A Preferred Stock shall be payable in arrears quarterly, at the rate per annum of nine percent (9%) of the Stated Value of each such share of Series A Preferred Stock, on the last Business Day (as defined below) of each calendar quarter, commencing on March 31, 1998 (each of such dates being hereinafter called a "Dividend Payment Date"). If any dividend is not declared or paid pursuant to the terms hereof on any Dividend Payment Date, interest shall accrue on the amount of such accrued and unpaid dividend at the rate per annum of nine percent (9%) until such time as such accrued and unpaid dividend is paid in full, such interest to be paid concurrently with the payment of such accrued and unpaid dividends (such amounts, collectively the "Unpaid Dividends"). If, on any Dividend Payment Date, the Corporation shall not be lawfully permitted under Maryland law to pay all or a portion of any such declared dividends, the Corporation shall take such action as may be lawfully permitted in order to enable the Corporation to the extent permitted by Maryland law, lawfully to pay such dividends. Dividends shall be cumulative. The record date for the payment of dividends on the Series A Preferred Stock shall be the day immediately prior to each such

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Dividend Payment Date. No cash dividends shall be payable on the Common Stock unless and until all Unpaid Dividends have been paid in full.

         (b) For purposes of these Articles Supplementary, "Business Day" shall mean any day, excluding Saturday, Sunday and any other day on which commercial banks in New York are authorized or required by law to close.

         3. Liquidation. The Series A Preferred Stock shall be preferred as to assets over any class of Common Stock such that in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to have set apart for them, or to be paid out of the assets of the Corporation, before any distribution is made to or set apart for the holders of the Common Stock, an amount in cash equal to the Stated Value per share plus any accrued but unpaid dividends thereon (including interest earned thereon, if any, pursuant to Section 2(a) hereof), plus any "Accrued Dividends" (as defined below) as of such date of payment. "Accrued Dividends" shall mean, as of any date of determination, an amount equal to the Unpaid Dividends plus the amount of dividends, determined at the rate fixed for the payment of dividends on the Series A Preferred Stock on such date as provided in Section 2 hereof which would be paid on the Series A Preferred Stock for the period of time elapsed from the most recent dividend payment to the date of determination, had such date of determination been a Dividend Payment Date. If the assets or surplus funds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

         4.   Conversion of Series A Preferred Stock.

         (a) The holders of Series A Preferred Stock shall have the following conversion rights:

              (i) Right to Convert. Each share of Series A Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

              (ii) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice in the form of the Notice of Conversion or Exercise attached to that certain engagement letter between National Properties Investment Trust and Prudential Securities Incorporated, dated January 8, 1997, as amended as of December 3, 1997 (the "Engagement Letter"; a copy of which shall be made available to any holder of Series A Preferred Stock upon request in writing to the Secretary of the Corporation) in the manner provided for in the Engagement Letter (a "Conversion Notice"). The original Conversion Notice and the certificate or certificates representing the Series A Preferred Stock for which conversion is elected, shall be delivered to the Corporation by hand or by overnight courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."



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         The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that if the original shares of Series A Preferred Stock to be converted are received by the Corporation within three business days after the Notice Date, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Notice Date. If the original shares of Series A Preferred Stock to be converted are not received by the Corporation within three business days after the Notice Date, the Conversion Notice shall become null and void.

              (iii) Conversion Dates. The Series A Preferred Stock shall be convertible into shares of Common Stock at any time following the six month anniversary of the Date of Issuance, subject to subsection (v) below.

              (iv) Conversion Price. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                          N x 1,000 + Accrued Dividends
                     -------------------------------------
                                Conversion Price

where:

                  N = the number of shares of the Series A Preferred Stock for which conversion is being elected:
and

                  Conversion
                  Price =     $50.00

              (v) Optional Redemption. Upon the occurrence of (i) a public or private equity offering by the Corporation of securities of the Corporation pursuant to which the Corporation receives gross proceeds, together with gross proceeds from prior offerings (excluding any offering that is substantially concurrent with the formation transactions contemplated by that certain Contribution and Exchange Agreement, dated as of August 11, 1997, by and among the Corporation, National Properties Investment Trust and certain affiliated and unaffiliated parties named therein) in excess of $25 million, or (ii) any capital reorganization or reclassification of the capital stock of the Corporation or consolidation or merger of the Corporation (in which the Corporation is not the surviving corporation) with, or sale of all or substantially all of its assets to, another person or entity, the Corporation may (by notice at least three (3) Business Days prior to such occurrence) redeem all (but not less than all) of the shares of Series A Preferred Stock outstanding on the date that such offering, reorganization, reclassification, consolidation, merger or sale is consummated, at a redemption price equal to the Stated Value per share plus any accrued but unpaid dividends thereon (including interest earned


                                      A-3

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thereon, if any, pursuant to Section 2(a) hereof), plus any Accrued Dividends as of such date of payment, unless the holder elects to convert all the shares of Series A Preferred Stock on or prior to the date fixed for redemption as contemplated by clause (i) and (ii) above. If the date fixed for redemption is prior to the six month anniversary of the date of issuance of the Series A Preferred Stock, the holder may still elect to convert all of the shares of Series A Preferred Stock prior to such date; provided, however, that the actual Conversion Date shall not be until the six month anniversary date of the issuance of the Series A Preferred Stock.

              (vi) Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Conversion Price of the Common Stock on the Notice Date multiplied by such fraction.

              (vii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. As soon as practicable following such time as the Common Stock is listed on a national securities exchange, the Corporation covenants to effect the listing of the Common Stock underlying the Series A Preferred Stock on such national securities exchange.

              (viii) Adjustment to Conversion Price.

                     (A) If, prior to the conversion of all shares of Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                     (B) If prior to the conversion of all shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the


                                      A-4

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holders of Series A Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless (i) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase or (ii) prior to the consummation of such transaction, the Corporation has redeemed all of the outstanding shares of Series A Preferred Stock pursuant to Section 4(a)(v).

                     (C) Subject to Section 4(a)(vi) hereof), if any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.


         (b) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted or redeemed as contemplated by these Articles Supplementary, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

         5. No Reissuance. Any shares of Series A Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series A Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and may not be reissued as shares of Series A Preferred Stock; provided, however, that upon the filing of an appropriate Articles Supplementary with the State of Maryland, all such shares may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein and therein.

         6.  Voting Rights.

         (a) Except as otherwise specifically provided herein, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matters required or permitted

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to be submitted to the stockholders of the Corporation for their approval.

         (b) While any shares of Series A Preferred Stock are outstanding, the Corporation shall not alter or change the dividend, liquidation or voting rights, preferences, conversion or redemption provisions or amendment or consent provisions, of the Series A Preferred Stock without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series A Preferred Stock.

         7. Notice of Certain Events. If at any time, to the extent permitted hereunder:

         (a) the Corporation shall declare any dividend, distribution or subscription rights upon any class of capital stock ranking on a parity with or junior to the Series A Preferred Stock;

         (b) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another person or entity; or

         (c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;


then, in any one or more of the foregoing cases, the Corporation shall give, by certified or registered mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address of such holders as shown on the stock record books of the Corporation, (i) at least thirty (30) days' prior written notice of the date on which the books of the Corporation shall close or of a record date fixed for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least thirty (30) days' prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of any class of capital stock shall be entitled thereto.

         8. Rank and Limitations of Preferred Stock. All shares of Series A Preferred Stock shall rank equally with each other share of Series A Preferred Stock and shall be identical in all respects. All persons who shall acquire any shares of Series A Preferred Stock shall acquire such stock subject to the provisions of the Charter and Bylaws, including, without limitation, the restrictions on transfer and ownership limits under Article VI of the Charter.


Dated:  December 30, 1997



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